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Meredith J. Ching
808.525.6669
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ALEXANDER & BALDWIN REPORTS SECOND QUARTER 2012 RESULTS
▪	Separation of Alexander & Baldwin and Matson successfully completed
▪	Separation-related charges impact second quarter results
▪	Several positive milestones achieved in development and sales segment
▪	Steady operating performance in leasing and agribusiness segments

Honolulu (August 1, 2012) -- Alexander & Baldwin, Inc. (NYSE:ALEX) (A&B or Company) today announced results for the second quarter of 2012.
“As previously reported, we successfully completed the separation of Alexander & Baldwin, Inc. and Matson, Inc. at the end of the second quarter, which created two Hawaii-based companies, each with a market capitalization of over a billion dollars,” said Stanley M. Kuriyama, chairman and chief executive officer of Alexander & Baldwin, Inc. “Notwithstanding the focus on separation and the resultant impact on financial results, our operations performed well in the quarter, with a number of positive milestones achieved in our development and sales segment, coupled with steady operating performance in our leasing and agribusiness segments.”
 Included in results for the second quarter were two charges related to separation that caused the Company to report a net loss:  (1) one-time advisory, legal, equity conversion and other expenses that were incurred to effect the separation, and (2) a non-cash reduction in the carrying value of two non-strategic development projects in California that do not align with the Company’s post-separation focus on Hawaii real estate development. The Company’s net income, adjusted to exclude the effects of these separation-related charges, was $5.5 million, or $0.13 per diluted share, for the second quarter of 20121. On an unadjusted basis, the Company incurred a net loss of $4.4 million, or $0.10 per diluted share, compared to net income for the second quarter of 2011 of $12.3 million, or $0.29 per diluted share. Revenue for the second quarter of 2012 was $72.4 million, compared to $73.2 million last year.
Key operating accomplishments in the second quarter included the following:

▪
Strong pre-sales results continue to be achieved at the Company’s 341-unit Waihonua high-rise condominium project in urban Honolulu near the Ala Moana Shopping Center. As of July 31, 2012, the Company sold 227 units under binding contracts and had non-binding sales contracts for an additional nine units.

▪
In June, a binding contract was entered into for the sale of 286 acres of non-core agricultural land for $8.3 million, or roughly $29,000 per acre. The sale closed on July 26 and will be reflected in third quarter results. The buyer will continue to employ the land in agriculture.

▪
On June 6, the State Land Use Commission approved the reclassification of the Company’s 545-acre Waiale master-planned community in Central Maui from Agriculture to Urban. The Company is now in the process of pursuing County zoning for the project.

▪
The Company’s lease to Matson Logistics, Inc., covering one million square feet of warehouse space in Savannah, Georgia, was renewed through March 2017, significantly reducing lease rollover exposure in 2013.

▪
Subdivision approval was received in June for 65 lots within the first increment of the Company’s Maui Business Park II project. On-site and off-site construction work is proceeding and marketing commenced in July.

“As previously disclosed, the Company also was successful in establishing a $260 million revolving credit facility to fund future operating and investment needs and extending maturities for $207 million of existing long-term notes. These arrangements, together with cash generated by our businesses, provide a strong financial platform from which to pursue current and future growth opportunities,” said Kuriyama.

Second Quarter Financial Results

Real estate leasing operating profit in the quarter of $10.5 million was modestly higher than the $10.4 million recorded last year. Hawaii occupancy of 91 percent and Mainland occupancy of 93 percent in the second quarter of 2012 were consistent with last year and the first quarter of 2012. During the quarter, the Company renewed its one million square-foot warehouse lease in Savannah, Georgia, with Matson Logistics, reducing lease rollover exposure in 2013 by nearly 50 percent. The lease now runs through March 2017.
Results in the real estate development and sales segment include a $9.8 million non-cash reduction in the carrying value of two of the Company’s three remaining development projects on the Mainland, resulting in an operating loss of $9.9 million for the quarter, compared to operating profit of $10.6 million last year. The projects consist of vacant lands in Santa Barbara and Bakersfield, California that are unlikely to be developed in light of the Company’s strategic decision to focus primarily on the development of Hawaii real estate. The remaining aggregate book value of these two projects is $12.9 million. (The third project, in Palmdale, California, has a book value of $4.7 million.) Operating losses for the quarter also were affected by the variability in the timing of sales closings. In the second quarter of 2012, the Company recognized a $3.7 million margin from the sale of a 4.1-acre parcel at Maui Business Park II to Costco, and in the second quarter of 2011, the Company closed the sales of a Texas shopping center and four Hawaii properties, which generated margin of $10.8 million.
Agribusiness operating profit for the second quarter of 2012 was $7.0 million, $1.5 million lower than last year. While the Company expects that full-year sugar pricing and volumes in 2012 will be similar to 2011, quarterly results are affected by the quantity of sugar shipped and the pricing of individual vessel loads. The Company sold a similar amount of sugar in the second quarter of 2012 as it did in 2011; however, it received higher pricing on a vessel load shipped in the second quarter of 2011.
Corporate expenses for the quarter include $3.6 million of professional services and other expenses related to the Company’s separation from Matson, and a non-cash charge of $0.8 million to convert pre-separation stock options into A&B-only stock options. These one-time expenses resulted in an increase in corporate expenses to $8.4 million for the second quarter of 2012, compared to $4.1 million last year.

Year-To-Date Financial Results

Excluding separation charges and the reduction of the carrying value of the California properties, net income for the six months ended June 30, 2012 was $9.8 million, or $0.23 per diluted share1. On an unadjusted basis, net loss for the six months ended June 30, 2012 was $1.6 million, or $0.04 per diluted share, compared to net income of $22.1 million, or $0.52 per diluted share, for the six months ended June 30, 2011. Revenue for the six months ended June 30, 2012 was $113.9 million, compared to $119.3 million for the same period last year.

1
See page 9 for a discussion of management’s use of non-GAAP financial measures and a reconciliation of net income (loss) and diluted earnings (loss) per share to adjusted net income and diluted earnings per share, adjusted net income.

Analysis of Financial Results

Real estate development and sales and leasing revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of real estate development and sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing – Second quarter of 2012 compared with 2011

	Quarter Ended June 30,
(dollars in millions)	2012	2011	Change
Revenue	$25.5	$25.1	2%
Operating profit	$10.5	$10.4	1%
Operating profit margin	41.2%	41.4%
Average occupancy rates:
Mainland	93%	93%
Hawaii	91%	91%
Leasable space (million sq. ft.) — improved
Mainland	6.5	6.3
Hawaii	1.4	1.5

Real estate leasing revenue for the second quarter of 2012, before subtracting amounts presented as discontinued operations, was two percent higher than 2011, due to the timing of commercial property acquisitions and dispositions, as well as higher common area maintenance recoveries.
 Operating profit for the second quarter of 2012, before subtracting amounts presented as discontinued operations, was one percent higher than 2011, for the same reasons described for the revenue increase.

Real Estate Leasing – First half of 2012 compared with 2011

	Six Months Ended June 30,
(dollars in millions)	2012	2011	Change
Revenue	$51.0	$51.0	--%
Operating profit	$21.2	$21.0	1%
Operating profit margin	41.6%	41.2%
Average occupancy rates:
Mainland	93%	92%
Hawaii	91%	91%
Leasable space (million sq. ft.) — improved
Mainland	6.5	6.3
Hawaii	1.4	1.5

Real estate leasing revenue for the first half of 2012, before subtracting amounts presented as discontinued operations, was the same as last year.
Operating profit for the first half of 2012, before subtracting amounts presented as discontinued operations, was one percent higher than 2011, principally due to the timing of acquisitions and dispositions and higher operating income from a Mainland industrial property due to higher occupancy, partially offset by lower occupancy at three Mainland properties and higher depreciation and amortization expense.

Real Estate Development and Sales – Second quarter and first half of 2012 compared with 2011

	Quarter Ended June 30,
(dollars in millions)	2012	2011	Change
Improved property sales revenue	$--	$22.4	N	M
Development sales revenue	6.8	2.9	2	X
Unimproved/other property sales revenue	0.2	2.7	-93%
Total revenue	7.0	28.0	-75%
Operating profit before joint ventures and impairment	1.0	11.0	-91%
Impairment of Santa Barbara development project	(5.1)	--	N	M
Impairment and equity loss related to Bakersfield joint venture	(4.7)	--	N	M
Loss from joint ventures	(1.1)	(0.4)	3	X
Total operating profit (loss)	$(9.9)	$10.6	N	M
Operating profit margin	NM	37.9%

	Six Months Ended June 30,
(dollars in millions)	2012	2011	Change
Improved property sales revenue	$5.0	$36.6	-86%
Development sales revenue	8.1	4.8	69%
Unimproved/other property sales revenue	5.3	6.3	-16%
Total revenue	18.4	47.7	-61%
Operating profit before joint ventures and impairment	3.5	21.0	-83%
Impairment of Santa Barbara development project	(5.1)	--	N	M
Impairment and equity loss related to Bakersfield joint venture	(4.7)	--	N	M
Earnings (loss) from joint ventures	(2.7)	1.6	N	M
Total operating profit (loss)	$(9.0)	$22.6	N	M
Operating profit margin	NM	47.4%

2012 Second Quarter: Total revenue was $7.0 million and was principally related to the sale of a 4.1-acre parcel at Maui Business Park II (MBP-II). The $3.7 million margin on this sale was more than offset by $9.8 million of impairment charges and equity losses related to the Company’s Santa Barbara and Bakersfield development projects in California, resulting from a change in the Company’s development strategy to focus on development projects in Hawaii, as well as the loss from joint ventures.
2012 First Half: Revenue for the first half of 2012, before subtracting amounts presented as discontinued operations, was $18.4 million and, in addition to the MBP-II sale described above, included the sales of two leased fee parcels on Maui, two residential units on Oahu, a California office property, and a 79-acre, non-core land parcel on Maui. The margin on these sales was more than offset by $9.8 million of impairment charges related to Company’s Santa Barbara and Bakersfield development projects described above.
2011 Second Quarter: Revenue and operating profit were $28.0 million and $10.6 million, respectively, and were principally composed of the sales of Arbor Park Shopping Center in Texas, a vacant four-acre parcel on Maui, and three units on Oahu.
2011 First Half: Revenue for the first half of 2011, before subtracting amounts presented as discontinued operations, was $47.7 million and, in addition to the sales described above, included the sales of two commercial properties on Maui and Oahu, an 86-acre vacant parcel on Maui, and a residential unit on Oahu. In addition to the sales included in revenue, operating profit of $22.6 million for the first half of 2011 included a gain from the sale of the Company’s interest in the Bridgeport Marketplace joint venture development in Valencia, California, a four-acre commercial parcel at the Company’s Kukui’ula joint venture on Kauai, and two residential units on Hawaii island, partially offset by other joint venture expenses.

Agribusiness – Second quarter of 2012 compared with 2011
	Quarter Ended June 30,
(dollars in millions)	2012	2011	Change
Revenue	$39.9	$43.4	-8%
Operating profit	$7.0	$8.5	-18%
Operating profit margin	17.5%	19.6%
Tons sugar produced	57,500	67,700	-15%
Tons sugar sold (bulk raw sugar)	36,000	36,300	-1%

Agribusiness revenue for the second quarter of 2012 decreased $3.5 million, or eight percent, compared to the second quarter of 2011. The decrease was primarily due to $2.7 million of lower sugar sales revenue due to higher pricing on a vessel of sugar delivered in the second quarter of 2011 and $0.6 million of lower coffee revenue due to the sale of coffee assets in 2011.
Operating profit for the second quarter of 2012 decreased $1.5 million, or 18 percent, compared to the second quarter of 2011. The decrease was principally due to the aforementioned lower sugar pricing for the quarter.

Agribusiness – First half of 2012 compared with 2011

	Six Months Ended June 30,
(dollars in millions)	2012	2011	Change
Revenue	$53.5	$59.3	-10%
Operating profit	$10.5	$11.1	-5%
Operating profit margin	19.6%	18.7%
Tons sugar produced	59,300	74,400	-20%
Tons sugar sold (bulk raw sugar)	36,000	36,300	-1%

Agribusiness revenue for the first half of 2012 decreased $5.8 million, or 10 percent, compared with the first half of 2011. The decrease was due to $2.5 million in lower sugar sales revenue due to higher 2011 pricing, $2.3 million in lower coffee revenue due to the sale of the coffee assets in 2011, and $1.4 million in lower charter revenue.
Operating profit for the first half of 2012 decreased $0.6 million compared to the first half of 2011. The decrease was primarily due to $1.3 million in lower sugar margins, resulting from lower pricing in 2012 relative to 2011, and $1.2 million of lower molasses margins due to lower volume, partially offset by $1.7 million of higher power and lease margins due to the sale of coffee assets in 2011.
Year-to-date sugar production was 20 percent lower in 2012 than in 2011, due principally to a decrease in the number of acres harvested in the first half of the year as a result of boiler downtime that reduced the pace of factory and field operations, as well as weather-related delays. However, based on expected yields and the harvesting schedule, the Company expects that the production shortfall versus prior year will be substantially eliminated by the end of the year.

About Alexander & Baldwin

Alexander & Baldwin, Inc. is a premier Hawaii land company, with interests in real estate development, commercial real estate and agriculture. With ownership of approximately 88,000 acres in Hawaii, A&B is the State’s fourth largest private landowner, and is one of the State’s most active real estate investors. A&B has a diverse portfolio of real estate development projects throughout Hawaii, and a commercial property portfolio comprising nearly eight million square feet of leasable space in Hawaii and on the U.S. Mainland. It is also the owner and operator of the Hawaiian Commercial & Sugar plantation on Maui, and a significant provider of renewable energy on the islands of Maui and Kauai. Additional information about A&B may be found at www.alexanderbaldwin.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Form 10 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
###

Use of Non-GAAP Financial Measures

Alexander & Baldwin, Inc. reports net income and diluted earnings per share in accordance with GAAP and on a non-GAAP basis. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three- and six-month periods ended June 30, 2012 and 2011 are presented below.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion from net income of 1) one-time advisory, legal, equity conversion and other expenses that were incurred to effect the separation of the Company from Matson, Inc., and 2) the reduction in carrying values of two of the Company’s Mainland development projects that do not align with the Company’s post-separation focus on Hawaii real estate development, provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
(dollars in millions)	2012	2011	2012	2011
Net income (loss)	$(4.4)	$12.3	(1.6)	22.1
Professional service and other expenses incurred to effect separation	3.6	--	5.3	--
Charge to convert pre-separation stock options to A&B-only shares	0.8	--	0.8	--
Write-down of non-strategic Mainland development project carrying values	9.8	--	9.8	--
Income tax effect of adjusting items	(4.3)	--	(4.5)	--
Adjusted net income	$5.5	$12.3	9.8	22.1

Diluted earnings (loss) per share, net income (loss)	$(0.10)	$0.29	$(0.04)	$0.52
Professional service and other expenses incurred to effect separation	0.08	--	0.13	--
Charge to convert pre-separation stock options to A&B-only shares	0.02	--	0.02	--
Write-down of non-strategic Mainland development project carrying values	0.23	--	0.23	--
Income tax effect of adjusting items	(0.10)	--	(0.11)	--
Diluted earnings per share, adjusted net income	$0.13	$0.29	$0.23	$0.52

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Industry Segment Data, Net Income (Loss) (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
Revenue:	2012	2011	2012	2011
Real estate:
Leasing	$25.5	25.1	$51.0	$51.0
Development and sales	7.0	28.0	18.4	47.7
Less amounts reported in discontinued operations	--	(23.3)	(9.0)	(38.7)
Agribusiness	39.9	43.4	53.5	59.3
Total revenue	$72.4	$73.2	$113.9	$119.3

Operating profit (loss), net income (loss):
Real estate:
Leasing	$10.5	$10.4	$21.2	$21.0
Development and sales	(9.9)	10.6	(9.0)	22.6
Less amounts reported in discontinued operations	--	(9.3)	(3.9)	(16.7)
Agribusiness	7.0	8.5	10.5	11.1
Total operating profit	7.6	20.2	18.8	38.0
Interest expense	(4.0)	(4.2)	(8.1)	(8.5)
General corporate expenses	(4.0)	(4.1)	(8.7)	(8.2)
Separation costs	(4.4)	--	(6.1)	--
Income (loss) from continuing operations before income taxes	(4.8)	11.9	(4.1)	21.3
Income tax expense (benefit)	(0.4)	5.2	(0.1)	9.2
Income (loss) from continuing operations	(4.4)	6.7	(4.0)	12.1
Income (loss) from discontinued operations (net of income taxes)	--	5.6	2.4	10.0
Net income (loss)	$(4.4)	$12.3	$(1.6)	$22.1

Basic earnings (loss) per share, continuing operations	$(0.10)	$0.16	$(0.10)	$0.28
Basic earnings (loss) per share, net income (loss)	$(0.10)	$0.29	$(0.04)	$0.52

Diluted earnings (loss) per share, continuing operations1	$(0.10)	$0.16	$(0.10)	$0.28
Diluted earnings (loss) per share, net income (loss) 1	$(0.10)	$0.29	$(0.04)	$0.52

Basic and diluted weighted average shares outstanding1	42.4	42.4	42.4	42.4

1  For all periods presented, there were no dilutive shares because no actual A&B shares or share-based awards were outstanding prior to the separation.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current assets	$83.8	$68.8
Investments in affiliates	290.5	290.8
Real estate developments	158.6	143.3
Property, net	832.1	830.6
Other assets	59.9	53.1
	$1,424.9	$1,386.6

Liabilities & equity
Current liabilities	$83.7	$90.0
Long-term debt, non-current portion	223.8	327.2
Deferred income taxes	156.5	164.1
Accrued pension and post-retirement benefits	55.2	54.6
Other long-term liabilities	24.4	24.9
Shareholders’ equity	881.3	725.8
	$1,424.9	$1,386.6

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
Condensed Cash Flow Table
(In Millions, Unaudited)
	Six Months Ended June 30,
	2012	2011

Cash flow used in operating activities	$(24.3)	$(8.5)

Capital expenditures1
Leasing	(5.2)	(3.5)
Development and sales	(0.1)	(0.4)
Agribusiness/other	(7.1)	(3.3)
Total capital expenditures	(12.4)	(7.2)
Other investing activities, net	(6.4)	1.6
Cash used in investing activities	$(18.8)	$(5.6)

Net debt proceeds	88.5	64.6
Payments of debt and deferred financing costs	(200.9)	(37.1)
Contributions from (distribution to) Alexander & Baldwin Holdings, Inc.	146.3	(16.3)
Cash provided by financing activities	$33.9	$11.2

Net decrease in cash and cash equivalents	$(9.2)	$(2.9)
1 Excludes non-cash 1031 exchange transactions and real estate development activity.